Exhibit 10.2

TYCO INTERNATIONAL (US) INC.
EMPLOYEE RETENTION PLAN

1.
Purpose.    The Plan has been established for the purposes of providing retention incentives for selected key employees of the Company and its Affiliates in connection with the proposed transactions pursuant to which the Company will be separated into three publicly traded companies, and to encourage them to remain in the employ of the Company, to use their best efforts to ensure the sustained performance results of the Company and to ensure a successful completion of the proposed transactions.

2.
Definitions.    For purposes of the Plan:

(a)
"Affiliate" shall mean (i) a subsidiary company (wherever incorporated) as defined by section 86 of the Companies Act 1981 of Bermuda (as amended), (ii) any employer that is required to be aggregated with the Company pursuant to section 414 of the Code and (iii) following the Closing Date, any company the stock of which is distributed by the Company on the Closing Date and any subsidiary of any such company.

(b)
"Board" shall mean the Board of Directors of the Company, or a committee thereof specifically designated for purposes of making determinations hereunder.

(c)
"Closing Date" shall mean the date on which there occurs the consummation of the transactions described in the Form 8-K filed by the Company on January 13, 2006.

(d)
"Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)
"Committee" shall mean the Compensation and Human Resources Committee of the Board.

(f)
"Company" shall mean Tyco International Ltd., a Bermuda corporation, or any successor thereto.

(g)
"Participant" shall mean those individuals selected by the Plan Manager to participate in the Plan, based on each such individual's criticality to transaction execution and/or ongoing operations and stewardship functions or such other criteria as the Plan Manager shall determine. At the time each Participant is designated to participate in the Plan, such Participant shall be designated as either a Tier 1A Participant, a Tier 1 Participant, a Tier 2 Participant, a Tier 3 Participant, or a Tier 4 Participant.

(h)
"Plan" shall mean the Tyco International (US) Inc. Employee Retention Plan, as set forth herein and as may be amended from time to time.

(i)
"Plan Manager" shall mean (i) with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to securities of the Company, the Board and (ii) with respect to all other individuals, the Chief Executive Officer and the Senior Vice President-Human Resources, of Tyco International (US) Inc.

(j)
"Retention Agreement" shall mean the agreement evidencing a Participant's participation herein.

(k)
"Retention Payment" shall mean (i) with respect to a Tier 1A Participant, a percentage of such participant's base salary in excess of 100% as designated by the Plan Manager, not to exceed 200%, (ii) with respect to a Tier 1 Participant, 100% of such participant's base salary, (iii) with respect to a Tier 2 Participant, 75% of such participant's base salary, (iv) with respect to a Tier 3 Participant, 50% of such participant's base salary, and (v) with respect to a Tier 4 Participant, 25% of such participant's base salary; provided that the Plan Manager may, in its sole discretion, either increase or decrease the amount of any Retention Payment by up to 25%. For purposes of the foregoing, "base salary" shall mean the Participant's annual rate of base salary as in effect on the date the Participant enters into the Retention Agreement.

  (l)
  "Retention Payment Date" shall mean either the First Payment Date or the Second Payment Date, as applicable. "First Payment Date" shall mean the Closing Date and the "Second Payment Date" shall mean the date which is the six-month anniversary of the Closing Date.

  (m)
  "Severance Plan" shall mean, with respect to any Participant, the severance plan of the Company or its Affiliates in which the Participant is eligible to participate at the time of the Participant's termination of employment with the Company or its Affiliates.
3.
Effective Date; Termination Date.    The Plan shall be effective as of January 13, 2006. The Plan shall continue until terminated pursuant to Section 7 hereof. Notwithstanding the foregoing, the Plan shall have no force and effect, and no Retention Payments shall be payable in the event that the Closing Date does not occur.

4.
Plan Manager Authority.    All determinations required to be made hereunder, including but not limited to, determining which key employees shall be eligible to participate, the amount of their respective Retention Payments, the terms and conditions under which Retention Payments shall be earned and whether such terms and conditions have been satisfied shall be made by the Plan Manager in its sole discretion. All decisions, actions and interpretations of the Plan Manager shall be final, binding and conclusive upon all persons, including the Participants. As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Plan Manager shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

5.
Retention Payments.

(a)
Retention Agreements.    The Company shall enter into a Retention Agreement with each Participant setting forth the terms and conditions of such Participant's participation in the Plan, including the amount of the Retention Payment, which may be expressed as a flat amount or a percentage of base salary, and in either United States dollars or any other applicable currency. The Retention Agreement shall include such provisions, not inconsistent with the terms of the Plan, as the Plan Manager shall determine.

(b)
Payment.    Each Participant shall be paid his or her Retention Payment as follows: 50% of the Retention Payment no later than thirty (30) calendar days following the First Payment Date and 50% of the Retention Payment no later than thirty (30) calendar days following the Second Payment Date. Notwithstanding the foregoing, the applicable portion of the Retention Payment shall not be paid to any Participant who is not employed in good standing (as determined by the Plan Manager in its sole discretion) by the Company or one of its Affiliates on the applicable Retention Payment Date; provided, however, that if a Participant's employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates in circumstances entitling such participant to severance benefits under the Severance Plan, such Participant shall be entitled to receive the full amount of any unpaid Retention Payment thirty (30) calendar days following the later of the effective date of such termination of employment or the First Payment Date.

6.
Withholding.    The Company shall be entitled to withhold from amounts to be paid to any Participant hereunder any federal, state or local withholding or other taxes which the Company is required to withhold.

7.
Amendment, Termination and Duration.    Except as otherwise provided in this Section 7, the Board shall have the right, at any time and from time to time, to suspend or terminate the Plan in whole or in part, and the Board and the Plan Manager (within the scope of the Company's Delegations of Authority) shall each have the right, at any time and from time to time, to amend the Plan, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment, suspension or termination shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or, subject to Section 8(n) hereof, adversely affect the rights of any Participant under any Retention Agreement. Unless terminated sooner by the Board, the Plan shall continue in full force and effect until termination of the Plan pursuant to this Section 7.

8.
Miscellaneous.

(a)
Nonalienation of Benefits.    None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee's process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under this Plan, except that each Participant shall be entitled to designate a beneficiary to whom Retention Payments shall be paid in the event of the Participant's death.

(b)
Notices.    All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Corporate Human Resources, 9 Roszel Road (1st Floor), Princeton, N.J. 08540.

(c)
Successors.    Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

(d)
Effect on Other Benefits.    Amounts payable under the Plan shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, redundancy, bonus/incentive, insurance, or other employee compensation or benefit plan, payment or obligation of the Company or any Affiliate. A Participant's Retention Payment shall be reduced by any other retention or similar payments from the Company or an Affiliate received or to be received by the Participant, but shall not be offset by incentive, severance or other similar benefits received or to be received by the Participant.

(e)
No Contract of Employment.    Neither the establishment of the Plan, nor any modification thereof, nor entering into any Retention Agreement, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

(f)
Severability of Provisions.    If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

(g)
Heirs, Assigns, and Personal Representatives.    This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

(h)
Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

  (i)
  Gender and Number.    Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

  (j)
  Unfunded Plan.    The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Retention Payments. Payments of Retention Payments to Participants shall be made from the general assets of the Company, in such manner as the Plan Manager shall determine.

  (k)
  Payments to Incompetent Persons.    Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, and all other parties with respect thereto.

  (l)
  Lost Payees.    A benefit shall be deemed forfeited if the Company is unable to locate a Participant to whom a Retention Payment is due. Such Retention Payment shall be reinstated if application is made by the Participant for the forfeited Retention Payment while this Plan is in operation.

  (m)
  Controlling Law.    This Plan shall be construed and enforced according to the laws of the State of New York to the extent not superseded by Federal law.

  (n)
  Code Section 409A.    The Plan and the Retention Agreements are not intended to constitute a "nonqualified deferred compensation plan" within the meaning of Code Section 409A, but rather are intended to be exempt from the application of Code Section 409A. To the extent that the Plan and/or Retention Agreements are nevertheless deemed to be subject to Code Section 409A, the Plan and Retention Agreements shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Retention Agreement to the contrary, in the event that the Plan Manager determines that any Retention Payment may be or become subject to Code Section 409A, the Company may adopt such amendments to the Plan and the affected Retention Agreement (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Manager determines are necessary or appropriate to (i) exempt the Plan and any Retention Agreement from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Retention Payment, or (ii) comply with the requirements of Code Section 409A.